Exhibit 21.1
Subsidiaries of Approach Resources Inc.
Approach Operating, LLC
Approach Delaware, LLC
Approach Resources I, LP
Approach Oil & Gas Inc.
AOG Operating, LLC
AOG Delaware, LLC
AO&G, LP